UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2011

ALBEMARLE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	001-12658	54-1692118
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

451 Florida Street, Baton Rouge, Louisiana 70801

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: (225) 388-8011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 22, 2011, Albemarle Corporation (the “Company”) and Albemarle Global Finance Company SCA (the “Belgian Borrower”), as borrowers, entered into a $750,000,000, five-year, revolving, unsecured credit facility (the “New Credit Facility”) with the several banks and other financial institutions as may from time to time become parties thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, (collectively, the “Lenders”). The New Credit Facility permits certain of the Company’s domestic subsidiaries (the “Company Subsidiaries”) to become parties to the New Credit Facility as borrowers from time to time. The New Credit Facility amended and restated an earlier credit facility that provided for a $675 million revolving credit facility (“Prior Credit Facility”) that was due to mature in part on March 23, 2012 and in part on March 23, 2013, but has now been amended and restated. The Company used the initial borrowings under the New Credit Facility to pay off any outstanding debts under its Prior Credit Facility.

The New Credit Facility matures on September 22, 2016. Twice during the term of the New Credit Facility (but not more than one time in any twelve month period), the Company can request that the maturity date of the New Credit Facility be extended for an additional one-year period with any such extension being subject to the approval of the Lenders under the New Credit Facility. Up to five times during the term of the New Credit Facility, the Company has the right, upon prior written notice to the Administrative Agent and without the consent of the Lenders, to increase the aggregate commitments under the New Credit Facility by up to an additional $250,000,000 in the aggregate.

The New Credit Facility allows borrowings by the Company and by the Belgian Borrower, with borrowings by the Belgian Borrower denominated in currencies other than the U.S. Dollar. Borrowings under the New Credit Facility bear interest at variable rates based on an average London Inter-Bank Offered Rate (“LIBOR”) for deposits in the relevant currency plus an applicable margin which ranges from 0.900% to 1.400%, depending on the Company’s credit rating from Standard & Poor’s and Moody’s Investor Services, Inc. As of the closing of the New Credit Facility, the applicable margin over LIBOR was 0.975%. The New Credit Facility also permits the issuance of letters of credit and swingline loans. In addition, the Company and each of the Company Subsidiaries guarantees to the Lenders all of the obligations of the Company, the Company Subsidiaries and the Belgian Borrower under the New Credit Facility, the notes and the other loan documents, including any obligations under hedging arrangements.

The New Credit Facility contains representations, warranties, terms and conditions customary for transactions of this type, including compliance with a financial covenant requiring that the Company’s consolidated leverage ratio, as defined in the New Credit Facility, be not more than 3.5:1.0 as of the end of any fiscal quarter. The New Credit Facility also contains customary default provisions, including defaults for non-payment, defaults for breach of representations and warranties, defaults for insolvency, defaults for non-performance of covenants, cross-defaults and guarantor defaults. The occurrence of an event of default under the New Credit Facility could result in all loans and other obligations becoming immediately due and payable and the facility being terminated.

This description of the New Credit Facility is not complete and is qualified in its entirety by reference to the entire New Credit Facility, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

d) Exhibits.

10.1	Amended and Restated Credit Agreement, dated as of September 22, 2011, among Albemarle Corporation and Albemarle Global Finance Company SCA, as borrowers, and certain of the Company’s subsidiaries that from time to time become parties thereto, the several banks and other financial institutions as may from time to time become parties thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALBEMARLE CORPORATION

Date: September 22, 2011	By:	/s/ Karen G. Narwold
Name: Karen G. Narwold
Title: Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Amended and Restated Credit Agreement, dated as of September 22, 2011, among Albemarle Corporation and Albemarle Global Finance Company SCA, as borrowers, and certain of the Company’s subsidiaries that from time to time become parties thereto, the several banks and other financial institutions as may from time to time become parties thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.